EX-99.e.1.ii

AMENDMENT NO. 1 TO
SCHEDULE I
TO THE DISTRIBUTION AGREEMENT

AS OF SEPTEMBER 19, 2016

This Schedule to the Distribution Agreement between Delaware Pooled Trust and Delaware Distributors, L.P. originally entered into as of January 9, 2007 and amended and restated on January 4, 2010, and further amended and restated on February 25, 2016 (the “Agreement”), lists the Series and Classes for which Delaware Distributors, L.P. provides distribution services pursuant to this Agreement, along with the 12b-1 Plan rates, if applicable, for each class and the date on which the Agreement became effective for each Class.

Series Name	Class Names	Total 12b-1 Plan Fee Rate (per annum of the Series’ average daily net assets represented by shares of the Class)	Portion designated as Service Fee Rate (per annum of the Series’ average daily net assets represented by shares of the Class)	Original Effective Date
The Core Plus Fixed Income Portfolio		N/A		June 28, 2002
The Emerging Markets Portfolio		N/A		April 19, 2001
The Emerging Markets Portfolio II		N/A		June 22, 2010
The High-Yield Bond Portfolio		N/A		April 19, 2001
The Labor Select International Equity Portfolio		N/A		April 19, 2001
The Large-Cap Value Equity Portfolio		N/A		April 19, 2001
The Real Estate Investment Trust Portfolio (Delaware REIT Fund)	Delaware REIT Fund A Class	0.25%		April 19, 2001
	Delaware REIT Fund C Class	1.00%	0.25%	April 19, 2001
	Delaware REIT Fund R Class	0.50%		May 15, 2003
	Delaware REIT Fund R6 Class	N/A		February 25, 2016
	Delaware REIT Fund Institutional Class	N/A		April 19, 2001

DELAWARE DISTRIBUTORS, L.P.

DELAWARE DISTRIBUTORS, INC., General Partner

By:	/s/ Brett Wright
Name:	Brett Wright
Title:	President

DELAWARE POOLED TRUST

on behalf of the Series listed on Schedule I

By:	/s/ Shawn K. Lytle
Name:	Shawn K. Lytle
Title:	President and Chief Executive Officer